UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Cal-Maine Foods, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
Annual Meeting
and

Proxy Statement

October 6, 2023

NOTICE OF ANNUAL MEETING

October 6, 2023

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Cal-Maine Foods, Inc. (the “Company”) will be held at the corporate offices of Cal- Maine Foods, Inc. at 1052 Highland Colony Parkway, Suite 200, Ridgeland, Mississippi 39157, at 10:00 a.m., Central Time, on Friday, October 6, 2023, for the following purposes:

1.	To elect seven directors to serve for the ensuing year;
2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;
4.	To ratify the selection of Frost, PLLC, as our independent registered public accounting firm for fiscal year 2024; and
5.	To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

August 11, 2023 has been fixed as the record date for determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof. The accompanying proxy statement describes the matters being voted on and contains other information relating to the Company.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. So that we may be sure your vote will be included, please promptly submit your proxy and voting instructions via the internet, or sign, date and return a proxy card (if received by mail). Stockholders are encouraged to submit proxies as early as possible to avoid any possible delays.

FOR THE BOARD OF DIRECTORS

MAX P. BOWMAN, SECRETARY

Dated: August 22, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD OCTOBER 6, 2023.

The proxy statement and the Company’s 2023 annual report to stockholders are available at

www.ProxyVote.com

CAL-MAINE FOODS, INC.

1052 Highland Colony Parkway, Suite 200

Ridgeland, Mississippi 39157

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 6, 2023

The information set forth in this proxy statement is furnished by our Board of Directors in connection with the Annual Meeting of Stockholders of Cal-Maine Foods, Inc. (the “Company”) to be held on October 6, 2023, at 10:00 a.m., central time, at our principal executive offices, 1052 Highland Colony Parkway, Suite 200, Ridgeland, Mississippi 39157 (the “Annual Meeting”). Our telephone number is (601) 948-6813. The terms “we,” “us” and “our” used in this proxy statement refer to the Company.

GENERAL MATTERS

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are permitted to furnish proxy materials, including this proxy statement and our Annual Report to Stockholders for the fiscal year ended June 3, 2023 (the “Annual Report”), to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice of internet availability of proxy materials provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions provided in the notice to request the materials. A list of the stockholders of record as of the record date will be available for inspection by stockholders of the Company at the Company’s corporate offices for 10 days preceding the date of the Annual Meeting.

The following proxy materials are being made available to holders of record on August 11, 2023, on or about August 22, 2023, free of charge at our website, www.calmainefoods.com/investors/proxy-material/ or www.proxyvote.com:

•	The Notice of Annual Meeting and Proxy Statement for the 2023 Annual Meeting of Stockholders;

•	The Annual Report; and

•	The form of proxy card being distributed to stockholders in connection with the 2023 Annual Meeting of Stockholders.

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we will deliver only one copy of our notice of internet availability of proxy materials to stockholders who have the same address and last name unless one or more of these stockholders notifies us that they wish to receive individual copies. This procedure reduces our printing costs and postage fees. Although only one copy of our notice of internet availability of proxy materials will be delivered to each address, each stockholder sharing that address will continue to be able to access the proxy materials and submit his or her individual voting instructions. If you want to receive separate copies of our notice of internet availability of proxy materials, or if you do not wish to participate in householding in the future, or if any shareholders sharing an address are receiving multiple copies of our notice of internet availability of proxy materials and would like to request delivery of a single copy, you can make these requests through the following sources:

Stockholders of record should contact the Company’s Secretary in writing or by telephone at Cal-Maine Foods, Inc., ATTN: Max P. Bowman, Secretary, Post Office Box 2960, Jackson, Mississippi 39207, telephone number (601) 948-6813.

Stockholders who are beneficial owners should contact their bank, broker or other nominee record holder.

Our Board of Directors is soliciting your proxy to vote your shares on all matters scheduled to come before the Annual Meeting. The proxy may be revoked by a stockholder at any time before it is voted by filing with our Secretary a written revocation of such proxy or a duly executed proxy bearing a later date. The proxy also may be revoked by a stockholder attending the meeting by withdrawing the proxy and voting in person.

The Company is not using a proxy solicitor. All expenses incurred in connection with the solicitation of proxies will be paid by us. Our directors, officers, and regular employees may solicit proxies in person, by telephone, mail, email, telecopy or employee communications. We will not pay such persons additional compensation for their proxy solicitation efforts. We will, upon request, reimburse banks, brokerage houses and other institutions, and fiduciaries for their expenses in forwarding proxy materials to their principals.

VOTING SHARES

Stockholders of record at the close of business on August 11, 2023, are eligible to vote at the Annual Meeting in person or by proxy. As of the record date, 44,183,430 shares of our common stock were outstanding (including 293,323 shares of unvested restricted common stock issued under our Amended and Restated 2012 Omnibus Long-Term Incentive Plan that have voting rights), and 4,800,000 shares of our Class A common stock were outstanding.

Each share of common stock is entitled to one vote on each matter to be considered at the Annual Meeting. Each share of Class A common stock is entitled to 10 votes on each such matter. The holders of shares of our common stock and/or Class A common stock representing a majority of the voting interest of all the outstanding shares of our common stock and Class A common stock, considered together as a group and entitled to vote at the meeting, in person or by proxy, will constitute a quorum for purposes of the 2023 Annual Meeting of Stockholders.

If a quorum is not present in person or by proxy, the holders of shares representing a majority of the voting interest of all such shares present may, without notice other than announcement at the meeting, adjourn the meeting from time to time, until a quorum is present, and at any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

If your shares are held in a stock brokerage account by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by your bank, broker or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and your bank, broker or other nominee will send you instructions on how to submit your voting instructions.

If you are a stockholder of record and you do not return a proxy, your shares will not be voted. If you are a stockholder of record and you make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our Board of Directors, as provided below. If you are a beneficial owner and you do not provide voting instructions to your bank, broker or other nominee holding shares for you, your shares will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (“NYSE”) governing brokers (regardless of the exchange on which the company is listed) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, NYSE rules prohibit your bank, broker or other nominee from voting on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the NYSE rules, the proposal relating to the election of directors, the approval of the compensation of our named executive officers, and the approval of the frequency of future votes on the compensation of our named executive officers are considered non-routine matters and non-discretionary proposals and the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. As such, if you are a beneficial owner and you do not provide voting instructions to your bank, broker or other nominee holding shares for you, your shares will not be voted with respect to the election of directors, the approval of the compensation of our named executive officers, and the approval of the frequency of future votes on the compensation of our named executive officers, and your shares may be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions are counted for purposes of determining whether a quorum is present and will have the same effect as a vote against proposals other than the election of directors.

Election of Directors. Both the shares of common stock and the shares of Class A common stock have the right of cumulative voting in the election of directors. Cumulative voting means that each stockholder is entitled to cast as many votes as he or she has the right to cast (before cumulating votes), multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or may be distributed among the nominees to be voted for as the stockholder sees fit. To exercise cumulative voting rights by proxy, a stockholder must clearly designate the number of votes to be cast for any given nominee. Under Delaware law, votes withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election. The election of directors requires a plurality of the votes cast, which means the candidates receiving the highest number of “FOR” votes will be elected.

Voting Requirements. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal	Voting Options	Votes Required To Adopt Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 1: Election of directors	For or withhold on all nominees, or allocate votes among the nominees	Plurality of votes cast	N/A	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers (“Say on Pay”)	For, against, or abstain	Majority of voting interest having voting power present in person or by proxy	Treated as votes against	No effect

No. 3: Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers	Stockholders may select whether such vote should occur every year, every two years or every three years, or stockholders may abstain from voting	Majority of voting interest having voting power present in person or by proxy*	Treated as votes against	No effect

No. 4: Ratification of selection of independent registered public accounting firm	For, against, or abstain	Majority of voting interest having voting power present in person or by proxy	Treated as votes against	N/A

* Because this advisory vote has three possible substantive voting options (every one year, every two years or every three years), we will consider stockholders to have “approved” the frequency selected by a plurality of the votes cast. The option that receives the most favorable votes by stockholders will be considered the preferred frequency and the recommendation of the stockholders.

Although the vote is non-binding, our board will consider the outcome of the advisory vote on the compensation of our named executive officers (the “say-on-pay vote”) when establishing our compensation philosophy and in making future compensation decisions. Similar to the say-on-pay vote, the vote on the frequency of the say-on-pay vote is non-binding.

Our Board unanimously recommends that you vote:

•	FOR the election of the seven nominees named in this proxy statement to serve as directors of the Company;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	In favor of holding an advisory vote on the compensation of our named executive officers every three years; and

•	FOR the ratification of our selection of Frost, PLLC as independent registered public accounting firm of the Company for fiscal year 2024.

We do not expect any matters to be presented for action at our Annual Meeting other than the matters described in the proxy statement. However, by completing, dating, signing and returning a proxy card, or by submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

In accordance with Delaware law, the Company will appoint two inspectors of election. The inspectors will take charge of and will count the votes and ballots cast at the Annual Meeting and will make a written report on their determination.

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the beneficial ownership of our common stock and Class A common stock as of August 11, 2023, unless otherwise indicated, by:

•	each person known by us to beneficially own more than 5% of either class outstanding, and
•	each director of the Company, each nominee to serve as a director, each executive officer named in the Summary Compensation Table (each a “named executive officer”) and by all directors and executive officers as a group.

Name of Beneficial Owner (1)	Common Stock and Class A Common Stock				Percentage of Total Voting Power (3)
	Number of Shares Beneficially Owned (2)		Percentage of Class Outstanding
	Common	Class A	Common	Class A
DLNL (4)	1,087,956	3,487,192	2.5%	72.6%	39.0%
Adolphus B. Baker (5)	540,159	1,312,808	1.2%	27.4%	14.8%
Max P. Bowman (6)	13,793	—	*	—%	*
Charles J. Hardin (7)	26,121	—	*	—%	*
Robert L. Holladay, Jr. (8)	22,337	—	*	—%	*
Letitia C. Hughes (9)	42,727	—	*	—%	*
Sherman L. Miller (10)	27,491	—	*	—%	*
James E. Poole (11)	12,807	—	*	—%	*
Steve W. Sanders (12)	24,307	—	*	—%	*
Michael T. Walters (13)	13,416	—	*	—%	*
Camille S. Young (14)	6,685	—	*	—%	*
BlackRock, Inc. (15)	6,905,325	—	15.6%	—%	7.5%
The Vanguard Group (16)	5,426,369	—	12.3%	—%	5.9%
Cal-Maine Foods, Inc. KSOP	1,946,012	—	4.4%	—%	2.1%
All directors and executive officers as a group (10 persons) (17)	1,817,799	4,800,000	4.6%	100.0%	54.3%

* Less than 1%

(1)	Unless otherwise set forth in the footnotes below, the mailing address of each beneficial owner is Cal-Maine Foods, Inc., Post Office Box 2960, Jackson, MS 39207.

(2)	The information as to beneficial ownership is based on information known to us or statements furnished to us by the beneficial owners. As used in this table, “beneficial ownership” has the meaning given in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), i.e., the sole or shared power to vote or to direct the voting of a security, or the sole or shared investment power with respect to a security (the power to dispose of or to direct the disposition of a security). For purposes of this table, a person is deemed as of any date to have “beneficial ownership” of any security that such person has the right to acquire within 60 days of such date.

(3)	Percentage of total voting power represents voting power with respect to all shares of our common stock and Class A common stock, voting together as a single class. Each share of common stock is entitled to one vote and each share of Class A common stock is entitled to ten votes. Shares of Class A common stock are automatically converted into common stock on a share per share basis in the event the beneficial or record ownership of any such share of Class A common stock is transferred to any person or entity other than the “Immediate Family Members” of our late founder and Chairman Emeritus, Mr. Fred R. Adams, Jr. or “Permitted Transferees,” as defined in our Second Amended and Restated Certificate of Incorporation filed July 20, 2018. Each share of Class A common stock is convertible, at the option of its holder, into one share of common stock at any time.

(4)	Such shares are held of record by DLNL, LLC, a Delaware limited liability company (“Daughters’ LLC”). The members of the Daughters’ LLC are Mr. Baker, his spouse Dinnette Baker, who is one of Mr. Adams’ four daughters, and the Fred R. Adams, Jr. Daughters’ Trust dated July 20, 2018 (“Daughters’ Trust”). Mr. Baker is the sole managing member of the Daughters’ LLC with sole voting power. Mr. Baker and Luanne Adams, who is one of Mr. Adams’ four daughters, are co-trustees under the Daughters’ Trust.

(5)	Mr. Baker is Chairman of the Board, a director and a director nominee. The 540,159 shares of common stock includes (i) 230,570 shares of common stock, owned by Mr. Baker’s spouse separately as to which Mr. Baker disclaims beneficial ownership, (ii) 5,426 shares of common stock accumulated under his spouse’s KSOP account as to which Mr. Baker disclaims beneficial ownership, (iii) 147,216 shares of common stock accumulated under Mr. Baker’s KSOP account, and (iv) 17,186 shares of unvested restricted common stock. The 1,312,808 shares of Class A common stock are held by Daughters’ LLC. Mr. Baker’s aggregate percentage of total voting power is 53.8%.

(6)	Mr. Bowman is a director, a director nominee, and is our Vice President – Chief Financial Officer, Treasurer, and Secretary. Includes 1,120 shares of common stock accumulated under his KSOP account and 7,361 shares of unvested restricted common stock.

(7)	Mr. Hardin is our Senior Vice President – Sales. Includes 21,886 shares of common stock accumulated under his KSOP account and 4,194 shares of unvested restricted common stock.

(8)	Mr. Holladay is our Vice President – General Counsel. Includes 5,202 shares of common stock accumulated under his KSOP account and 7,056 shares of unvested restricted common stock.

(9)	Ms. Hughes is a director and a director nominee. Includes 7,005 shares of unvested restricted common stock. Ms. Hughes has pledged an account that holds 35,722 shares of common stock as well as other assets to secure a line of credit. Ms. Hughes has established that she has the financial capacity, including the other assets in the account, to repay the line of credit without resort to the pledged shares.

(10)	Mr. Miller is a director, a director nominee, and is President and Chief Executive Officer. Includes 1,295 shares of common stock accumulated under his spouse’s KSOP account as to which Mr. Miller disclaims beneficial ownership, 4,737 shares of common stock accumulated under Mr. Miller’s KSOP account, and 7,961 shares of unvested restricted common stock.

(11)	Mr. Poole is a director and a director nominee. Includes 400 shares of common stock owned through Mr. Poole’s individual retirement account and 7,005 shares of unvested restricted common stock.

(12)	Mr. Sanders is a director and a director nominee. Includes 7,005 shares of unvested restricted common stock.

(13)	Mr. Walters is a Vice President – Operations and Chief Operating Officer. Includes 6,218 shares of common stock accumulated under Mr. Walters’ KSOP account, and 4,194 shares of unvested restricted common stock and was appointed as Chief Operating Officer by the Board on March 24, 2023.

(14)	Ms. Camille S. Young is a director and a director nominee. All shares are unvested restricted common stock.

(15)	This information is based solely on a Schedule 13G/A filed with the SEC on January 26, 2023, by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A reports that BlackRock has sole voting power over 6,784,565 of such shares and sole dispositive power over 6,905,325 of such shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(16)	This information is based solely on a Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group (“Vanguard”). The Schedule 13G/A reports that Vanguard has shared voting power over 61,963 of such shares, sole dispositive power over 5,326,823 of such shares, and shared dispositive power over 99,546 of such shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(17)

Includes shares of common stock accumulated under the KSOP. Also includes shares of common stock as to which Messrs. Baker and Miller disclaim beneficial ownership in such shares, as described in Notes (6) and (11) above. A total of 193,230 shares of common stock accumulated in the KSOP for the benefit of the persons in Notes (5) through (8), (10) and (13) above, also are included in the 1,946,012 shares shown in the table as owned by the KSOP.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our bylaws provide that the number of directors shall be fixed by resolution of the Board of Directors and that the number may not be less than three nor more than 12. The Board of Directors has fixed the number of directors at seven as of the date of the Annual Meeting. Unless otherwise specified, proxies will be voted FOR the election of the seven nominees named below to serve until the next annual meeting of stockholders and until their successors are elected and qualified. If, at the time of the Annual Meeting, any of the nominees named below is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person or persons as the Board of Directors may designate in their discretion, unless otherwise directed.

The Board of Directors, upon the recommendation of the Nominating Committee, has designated Adolphus B. Baker, Max P. Bowman, Letitia C. Hughes, Sherman L. Miller, James E. Poole, Steve W. Sanders and Camille S. Young as nominees for election as directors of the Company at the Annual Meeting (each a “Nominee”). Each Nominee is currently a director of the Company and all Nominees have consented to being named as a nominee in this proxy statement and to serve as a director if elected. However, if any Nominee is unable or unwilling to take office at the Annual Meeting, your proxy may be voted in favor of another person or other persons nominated by the Board of Directors. If elected, each Nominee will serve until the expiration of his/her term at the next annual meeting of stockholders and until his/her successor is elected and qualified or until his/her earlier death, resignation or removal from office.

Under our bylaws, our directors are elected by a plurality of votes cast. For more information on the voting requirements, see “Voting Shares—Election of Directors” above.

The Board unanimously recommends a vote “FOR” the seven Nominees.

DIRECTOR NOMINEES

Below is biographical information about each of our Nominees, including information regarding tenure as a director, business experience and qualifications, education and other company directorships. In addition to the qualifications referred to below, see Corporate Governance – Skills Matrix for information regarding the specific skills of each of our Nominees.

Adolphus B. Baker Chairman, Cal-Maine Foods, Inc.
Age	Director Since	Committees	Other Public Company Directorships
66	1991	• Executive (Chair) • Nominating (Chair)	Trustmark Corporation and Trustmark National Bank
Business Experience, Qualifications, Attributes and Skills

Adolphus B. Baker serves as Company Chairman of the Board. He was elected as chairman of the board in 2012. Previously, Mr. Baker served as Company Chief Executive Officer from 2010 to September 30, 2022, President from 2010 to 2018, and as Chief Operations Officer from 1997 to 2010. Mr. Baker served as Company Vice President and Director of Marketing from 1987 to 2010 after earning his promotion from his prior position as Company Assistant to the President in 1987. Mr. Baker joined Cal-Maine Foods in 1986.

Mr. Baker has guided Cal-Maine Foods’ emergence as the largest producer and distributor of fresh shell eggs and egg products in the United States. During his tenure, the Company has identified, acquired and successfully integrated 23 companies that have driven enterprise growth. Mr. Baker was also instrumental in delivering the Company’s 1996 initial public offering and Nasdaq listing (NASDAQ: CALM). Mr. Baker’s focus on prudential growth helped drive net sales of $293 million in fiscal 1997 to $3.1 billion in fiscal 2023. Concurrently, he aligned enterprise production, sales and distribution capabilities to generate annual sales volumes in excess of one billion dozen shell eggs, which represent about 21% of current United States domestic shell egg consumption. Mr. Baker expanded the Company’s total addressable market through joint ventures, partnerships and franchise agreements that created enterprise synergies and enhanced capabilities that currently serve more than 60,000 customer retail locations. Notably, Mr. Baker has supervised the installation of an asset base that helps the Company provide a spectrum of food choices across product categories.

As Chairman of the Board, Mr. Baker remains actively involved in managing the Company, with a focus on strategy, capital allocation, advising the senior management team and leading the Board. Mr. Baker also leverages his deep experience and diverse skillset to advise the Company on its engagement with stakeholders.

Mr. Baker currently serves on the Board of Directors of Eggland’s Best, Inc., and the board of managers of Eggland’s Best, LLC. He previously served as Chairman of the American Egg Board, United Egg Producers, Egg Clearinghouse, Inc. and the Mississippi Poultry Association. He has also previously served as a Director of United Egg Producers. He currently serves on the Board of Directors of Trustmark Corporation and its subsidiary, Trustmark National Bank.

Mr. Baker earned a Bachelor of Business Administration from Mississippi State University in 1980. He is the son-in-law of the late Fred R. Adams, Jr., the Company’s founder. The Board believes that Mr. Baker’s highly informed view of Company operations, his depth and breadth of experience and his continued poultry industry engagement qualify him to serve on the Board.

Max P. Bowman Vice President, Chief Financial Officer, Cal-Maine Foods, Inc.
Age	Director Since	Committees	Other Public Company Directorships
63	2018	• Executive	None
Business Experience, Qualifications, Attributes and Skills

Mr. Bowman has served as Company Vice President and Chief Financial Officer since October 5, 2018, when he was elected to the Board. Mr. Bowman also serves as treasurer and secretary. He joined the Company in June 2018 as Vice President, Finance. Mr. Bowman is a Certified Public Accountant who has extensive experience leading corporate finance and accounting, financial reporting, risk management and merger and acquisition efforts. Mr. Bowman is responsible for the Company’s business line finance group, accounting and financial reporting, corporate development, financial planning and analysis, human capital, information technology, investor relations, risk management and sustainability functions.

Prior to joining the Company, Mr. Bowman served as Chief Financial Officer of Southern States Utility Trailer Sales and H&P Leasing from 2014 to 2018. In 2003, Mr. Bowman co-founded Tenax, LLC, a holding company for Tenax Aerospace, a special-mission aircraft-leasing company. At Tenax, Mr. Bowman served as chief executive officer, chief financial officer and president. From 1985 to 2002, Mr. Bowman served in progressive roles of responsibility at ChemFirst, Inc. (NYSE: CEM), a diversified global agricultural, intermediate and fine chemical manufacturer and provider of electronic materials and chemicals to the semiconductor industry that was previously listed on the New York Stock Exchange. Mr. Bowman was appointed as Chief Financial Officer of ChemFirst in 1997 and served in this role until ChemFirst was sold to DuPont Co in December 2002. Previously, Mr. Bowman began working at Arthur Andersen & Company in 1982 and was serving as a Senior Auditor when he left the firm in 1985.

Mr. Bowman’s earlier board service includes Tenax and WGS Systems. He earned a Bachelor of Accountancy Degree from Mississippi State University. The Board believes that Mr. Bowman’s extensive experience in managing the finance divisions of public and private companies and successful dealmaking track record qualify him to serve on the Board.

Letitia C. Hughes Retired Senior Vice President, Trustmark National Bank
Age	Director Since	Committees	Other Public Company Directorships
71	2001	• Audit (Chair) • Compensation • Long-Term Incentive Plan • Nominating	None
Business Experience, Qualifications, Attributes and Skills

Letitia C. Hughes was elected to the Board as an independent director in 2001. Ms. Hughes retired as Senior Vice President and Manager of Private Banking at Trustmark National Bank in Jackson, Mississippi, in 2014 after more than forty years of service as a private wealth management expert, industry vertical banker and credit analyst. During her career, Ms. Hughes earned progressively more senior roles tied to financial services, human capital management and technology management, among other capabilities. She served as a subject matter expert for customer privacy, bank secrecy and anti-money laundering governance initiatives. Ms. Hughes also helped the bank develop standards for measuring progress against key legal, compliance and performance objectives.

Ms. Hughes most recently served as Senior Vice President at Trustmark. She focused her career on private banking from 1995 until her retirement. Ms. Hughes helped high net-worth individuals and their families meet their financial goals by providing holistic wealth planning capabilities, including financial analysis, real estate and portfolio management solutions and insurance, tax and trust-planning services. Between 1980 and 1995, Ms. Hughes served as a relationship manager for small- and medium-size corporate clients and offered merger and acquisition advisory services in addition to loan-origination capabilities across industry verticals, including manufacturing, food processing and heavy equipment leasing and finance, among others. In 1975, Ms. Hughes was promoted to a generalist credit analyst role dedicated to support the bank’s risk management efforts. She began her career with Trustmark in 1974 as a management trainee. During her career, Ms. Hughes maintained active Series 6, Series 7 and Series 63 licenses.

Ms. Hughes continues to contribute to community organizations, including serving in a number of leadership and advisory roles in the Jackson, Mississippi, area. Notably, she previously served as President of the Junior League of Jackson, Mississippi. Ms. Hughes has served on the Board of Trustees of Methodist Rehabilitation Center (“MRC”) in Jackson since 2007. Since 2012, she has also supported the MRC’s Wilson Research Foundation, which is devoted to build a research and education program to advance the clinical practice of neurorehabilitation, with board service and Investment Committee participation and oversight.

Ms. Hughes earned her B.S. in Math from Vanderbilt University in 1974. The Board believes that Ms. Hughes’ broad audit, finance and banking experience, in addition to her general knowledge of the Company’s operating environment, qualify her to serve on the Board.

Sherman L. Miller President and Chief Executive Officer, Cal-Maine Foods, Inc.
Age	Director Since	Committees	Other Public Company Directorships
48	2012	• Executive	None
Business Experience, Qualifications, Attributes and Skills

Mr. Miller was elected to the Board in 2012. He has served as Company President since 2018 and was elected as Chief Executive Officer (“CEO”) on September 30, 2022. Mr. Miller previously served as Chief Operating Officer from 2011 to March 24, 2023. Mr. Miller has devoted his professional career to the Company since joining in 1996, including by serving in various positions of increasing responsibility in operations prior to his promotion to Company Vice President, Operations, in 2007. Mr. Miller is a widely recognized animal protein industry expert. He brings extensive experience in attracting and retaining the talent base necessary to support the Company’s strategy of growing by acquisition and integration, in addition to organic growth.

Since 2011, Mr. Miller has maintained primary responsibility for commodity sourcing and procurement as well as operational logistics that support distribution. Mr. Miller brings a deep understanding of the regulatory landscape that governs how safe, quality food is produced, processed and brought to market. He is primarily responsible for upholding Company risk policies tied to food safety, environmental management and animal welfare.

Mr. Miller’s current and prior board service includes contributions to the United Egg Producers, the U.S. Poultry and Egg Association and the Mississippi State University Poultry Science Advisory Board, among others. He earned his B.S. in Poultry Science from Mississippi State University, where he currently serves as the Distinguished Fellow for the Department of Poultry Science.

As CEO, Mr. Miller is a proven leader in managing our business through the various market cycles that are characteristic of our industry. He leverages his operational experience with a strategic vision to focus on effective operations and execution of the Company’s growth strategy.

The Board believes that Mr. Miller’s recognized and substantial industry experience, track record of innovation and successful execution of the Company’s strategies for the benefit of its customers qualify him to serve on the Board.

James E. Poole Retired Founder and Managing Partner, GranthamPoole
Age	Director Since	Committees	Other Public Company Directorships
74	2004	• Audit • Compensation (Chair) • Long-Term Incentive Plan (Chair) • Nominating	None
Business Experience, Qualifications, Attributes and Skills

James E. Poole was elected to the Board as an independent director in 2004. Mr. Poole is a Certified Public Accountant who retired in 2013 as a Principal of GranthamPoole, a public accounting firm he co-founded in 1999. GranthamPoole grew into one of the southeastern United States’ largest regional accounting firms, driven largely by the firm’s recognized expertise designing audit, ethics and governance programs for clients. Mr. Poole’s service to the firm included Management Committee membership and senior partner and principal roles. Mr. Poole’s practice focused on identifying clients’ key business risks and helping them integrate liability management and insurance strategies into growth-focused operating cultures. He also supervised the expansion of the firm’s merger and acquisitions and tax-consulting practices.

Prior to co-founding GranthamPoole, Mr. Poole founded James E. Poole, CPA, a public accounting firm, in 1985. Under his leadership, the firm quickly scaled its valuation and merger and advisory practices on behalf of corporate clients pursuing growth, among other specialty areas. Previously, Mr. Poole co-founded Mississippi Mortgage Company, a company focused on low-income housing mortgage origination and syndication. He also built other businesses, including a real estate company focused on residential development in the Florida panhandle in addition to a business dedicated to oil and gas exploration.

A native of Oxford, Mississippi, Mr. Poole earned a Bachelor of Business Administration with a major in Accounting from University of Mississippi in 1972. He is very well-known for his contributions to the Ole Miss football team as a standout player. Mr. Poole is also active in the community. He previously volunteered for Kairos Prison Ministries, an organization devoted to serve incarcerated men, women and youth and assist those who have been impacted by incarceration. He previously served on the ministry’s Central Mississippi Board of Directors.

The Board believes that Mr. Poole’s extensive audit and financial experience, risk management expertise, successful track record of business development and broad knowledge of the general business climate where the Company operates qualify him for service on the Board.

Steve W. Sanders Retired Managing Partner Ernst & Young
Age	Director Since	Committees	Other Public Company Directorships
77	2009	• Audit • Compensation • Long-Term Incentive Plan • Nominating	None
Business Experience, Qualifications, Attributes and Skills

Steve W. Sanders was elected to the Board as an independent director in 2009. Mr. Sanders is a Certified Public Accountant who retired as Managing Partner of the Ernst & Young LLP, Jackson, Mississippi, office after more than 30 years of service. Mr. Sanders has extensive audit, merger and acquisition accounting and valuation-advisory experience. In his practice, Mr. Sanders advised private companies searching for bolt-on acquisitions and engaging in initial public offerings. Mr. Sanders also has broad experience providing industry verticals with audit services and various acquisition audits and related services.

Mr. Sanders was promoted to partner at Ernst & Young in 1986. During his tenure, Mr. Sanders was increasingly responsible for human capital management, including hiring, retention and client-side staffing for the Jackson, Mississippi, office. He also supervised the Jackson, Mississippi, office’s ethics, legal and regulatory compliance prior to his retirement in 2002 as Managing Partner. Mr. Sanders’ early career included experience working part-time at a poultry company, which gave him insight into the poultry industry’s operating needs.

Mr. Sanders served as a Lecturer at the Richard C. Adkerson School of Accountancy at Mississippi State University, where he taught accounting and auditing courses from 2003 until his retirement in 2017. His previous board service includes a directorship of Valley Services, Inc., a privately held national contract food services manager, from 2002 until Elior North America acquired the business in 2012. Mr. Sanders’ community activities include service as Chairman of the Finance Committee of the Broadmoor Baptist Church in Madison, Mississippi.

Mr. Sanders earned his B.S. of Accountancy at Mississippi State University in 1968 and Masters in Business Administration in 1969. The Board believes that Mr. Sanders’ extensive audit, accounting and finance experience, in addition to his human capital management and leadership record, qualify him to serve on the Board.

Camille S. Young Principal and Director, Cornerstone Government Affairs
Age	Director Since	Committees	Other Public Company Directorships
50	2021	• Audit • Compensation • Long-Term Incentive Plan • Nominating	Mississippi Power Company
Business Experience, Qualifications, Attributes and Skills

Camille S. Young was elected to the Board as an independent director in 2021. Ms. Young brings more than twenty years of government affairs experience with Mississippi’s elected state and local government officials. Ms. Young maintains deep relationships with business leaders and community influencers nationally and across the state of Mississippi. She deploys her issue expertise and relationships to help clients navigate policies, create and drive effective advocacy campaigns, utilize business and development opportunities and craft successful public affairs efforts. In her practice, Ms. Young also helps clients pursue mergers and acquisitions, navigate supply chain complexities and manage value chain risks.

Ms. Young currently serves as Principal and Director of Cornerstone Government Affairs, a full-service, bipartisan consulting firm specializing in federal and state government relations, public affairs and strategic communications and advisory services. At Cornerstone, Mr. Young co-chairs the firm’s Diversity and Inclusion Working Group. Ms. Young joined the firm in 2011.

Previously, Ms. Young served as a government affairs representative with one of Mississippi’s leading law firms, Watkins Ludlam Winter & Stennis, from 2001 to 2011, where she was a member of the Government Affairs practice group. She was responsible for managing clients’ legislative advocacy, public affairs and community relations efforts. Prior to joining Watkins Ludlam, Ms. Young served the Mississippi Farm Bureau Federation for five years in various roles as a communications specialist, director of media relations and a government relations specialist. She also held a position with the United States Department of Agriculture as an outreach and public affairs specialist.

Ms. Young serves as a member of the inaugural Diversity and Inclusion Committee of the Madison County Business League and Foundation in Mississippi. She previously served as President of the Mississippi State University National Alumni Association, where, during her tenure, she helped drive increased participation by diverse members of the alumni base. Ms. Young has contributed to community activities such as the Greater Jackson Chamber Partnership Board of Directors, the Junior League of Jackson Sustainers Board of Directors, Alpha Kappa Alpha Sorority, Incorporated, and the Mississippi 4-H Foundation. Ms. Young’s public board service includes Mississippi Power Company, a subsidiary of Southern Company. She also serves on the board of privately-held BankFirst Financial Services.

Ms. Young earned her B.A. in Communication and M.S. in Agriculture & Extension Education from Mississippi State University. The Board believes that Ms. Young’s extensive human capital, government and regulatory relations, risk management and strategic planning experience qualify her to serve on the Board.

EXECUTIVE OFFICERS OF THE COMPANY

The following information sets forth the name, age, principal occupation and business experience during the last five years of each of the current executive officers of the Company. The executive officers serve at the pleasure of the Board.

ADOLPHUS B. BAKER, age 66, is Chairman of the Board. See previous description under “Director Nominees.”

SHERMAN L. MILLER, age 48, is President, Chief Executive Officer and a director. See previous description under “Director Nominees.”

MAX P. BOWMAN, age 63, is Vice President, Chief Financial Officer, Treasurer and Secretary and a director. See previous description under “Director Nominees.”

ROBERT L. HOLLADAY, JR., age 47, is Vice President – General Counsel. Mr. Holladay joined the Company and was appointed to this position in 2011.

CHARLES J. HARDIN, age 64, is Senior Vice President – Sales. He has served in such office since 2002 and has been employed by the Company since 1989.

MICHAEL T. WALTERS, age 52, is Vice President – Operations and Chief Operating Officer. Mr. Walters has served as a Vice President since July 11, 2011. He was appointed as Chief Operating Officer by the Board on March 24, 2023.

CORPORATE GOVERNANCE

Meetings and Attendance

Our Board of Directors holds regularly scheduled quarterly meetings and may hold special meetings each year. Normally, committee meetings occur the day of the Board meeting. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present. Our Board held four regularly scheduled quarterly meetings, two special meetings, and took action by written consent once during fiscal year 2023. All of our directors attended 100% of the aggregate of all Board of Directors meetings and meetings of the committees on which they served during their tenure in office in the last fiscal year. Directors are encouraged to attend the Annual Meeting of Stockholders, and all directors then in office attended the 2022 Annual Meeting.

Board Committees

Our Board has five standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Long-Term Incentive Plan Committee (“LTIP Committee”) and a Nominating Committee. In addition, under our bylaws our Board may designate additional committees as it deems appropriate. In select instances, the Board and its committees may take action through written consent. The Audit and Compensation Committees have written charters which are available on the “Investors” page of our website at www.calmainefoods.com. The Executive, Long-Term Incentive Plan, and Nominating Committees do not have charters. The table below provides the current composition for each of the Board’s standing committees.

Director	Audit	Compensation	Executive	Long-Term Incentive Plan	Nominating
Adolphus B. Baker			Chair		Chair
Max P. Bowman			Member
Letitia C. Hughes	Chair	Member		Member	Member
Sherman L. Miller			Member
James E. Poole	Member	Chair		Chair	Member
Steve W. Sanders	Member	Member		Member	Member
Camille S. Young	Member	Member		Member	Member

Audit Committee: The Audit Committee, which is composed of four directors who are independent in accordance with applicable NASDAQ listing standards and SEC rules, including the enhanced criteria with respect to audit committee members, meets with management, internal auditors, and the Company’s independent registered public accounting firm to determine the adequacy of internal controls, recommends a registered public accounting firm for the Company to select, evaluates and oversees an internal auditor for the Company, reviews annual audited and quarterly financial statements and recommends whether such statements should be included in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, and oversees financial matters. The Audit Committee held four regular scheduled meetings, one special meeting, and took action by written consent once in fiscal year 2023.

Compensation Committee: The Compensation Committee is also composed of four directors who are independent in accordance with applicable NASDAQ listing standards and SEC rules. The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the Company’s executive officers by establishing goals and reviewing general policy matters relating to compensation and benefits of employees of the Company, including the issuance of equity awards to the Company’s officers, employees and directors. It reviews and approves the compensation and benefits of officers who are members of the Executive Committee and makes recommendations to the Board of Directors and members of the LTIP Committee with respect to the Company’s incentive compensation plans and equity-based plans. For more information on the Compensation Committee processes and procedures, see “Compensation Discussion and Analysis” below. The Compensation Committee held two regular scheduled quarterly meetings and one special meeting in fiscal year 2023.

Executive Committee: The Executive Committee may exercise all of the powers of the full Board of Directors, except for certain major actions, such as the adoption of an agreement of merger or consolidation, the recommendation to stockholders of the disposition of substantially all of the Company’s assets or a dissolution of the Company, and the declaration of a dividend or authorization of an issuance of stock. It may not authorize single capital expenditure projects in excess of $10 million. The Executive Committee did not hold any formal meetings in fiscal year 2023, but worked closely together and took action by written consent five times.

Long-Term Incentive Plan Committee: The LTIP Committee, which is composed of four independent directors, administers the Amended and Restated Cal-Maine Foods, Inc. 2012 Omnibus Long-Term Incentive Plan, which includes selection of the persons to whom awards may be made, determining the types of awards, determining the times at which awards will be made and other terms and conditions relating to awards, all in accordance with plan documents. The LTIP Committee held two meetings in fiscal year 2023.

Nominating Committee: The Nominating Committee considers potential director nominees proposed by committee members, other members of the Board of Directors, management or our stockholders. Any stockholder desiring to submit a director candidate for consideration should submit the candidate’s name, address and detailed background information to the Secretary of the Company at the Company’s address shown above under “General Matters.” The Secretary will forward such information to the Nominating Committee for its consideration. The Nominating Committee held one meeting in fiscal year 2023.

Consideration of Director Nominees

In recommending nominees for the Board, the Nominating Committee considers any specific criteria the Board may request from time to time and such other factors as it deems appropriate. These factors may include any special training or skill, experience with businesses and other organizations of comparable size and type, experience or knowledge with businesses that are particularly relevant to the Company’s current or future business plans, financial expertise, the interplay of the candidate’s experience with the experience of the other directors, sufficient time to devote to the responsibilities of a director, freedom from conflicts of interest or legal issues and the extent to which, in the Nominating Committee’s opinion, the candidate would be a desirable addition to the Board. Diversity is taken into account when determining how the candidates’ qualities and attributes would complement the other directors’ backgrounds. Type of advanced studies and certification, type of industry experience, area of corporate experience, race, ethnicity, and gender, among other factors, are taken into consideration. The Nominating Committee believes that the different business and educational backgrounds of the directors of the Board contribute to the overall insight necessary to evaluate matters coming before the Board.

Each candidate brought to the attention of the Nominating Committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above.

Skills and Experience

The following table notes the breadth and variety of business experience that each of Nominees brings to the Company and which enable the Board to provide insightful leadership to the Company We believe that our directors have suitable and diverse skill sets that align with our industry and business strategy. Our Nominating Committee will review these skill areas periodically to help ensure they represent the current and anticipated future needs of our business.

CAL-MAINE FOODS BOARD OF DIRECTORS CHARACTERISTICS
	BAKER	BOWMAN	HUGHES	MILLER	POOLE	SANDERS	YOUNG
SKILLS AND EXPERIENCE
Audit & risk management		✓	✓	✓	✓	✓	✓
Financial reporting		✓	✓		✓	✓	✓
Governance & ethics oversight		✓	✓		✓		✓
Human capital management	✓	✓	✓	✓	✓	✓	✓
Industry experience	✓	✓	✓	✓	✓	✓	✓
Information & cyber security		✓	✓
Legal compliance & regulatory relations	✓		✓	✓		✓	✓
Mergers & acquisitions	✓	✓	✓	✓	✓	✓	✓
Product quality & innovation				✓		✓	✓
Strategy & planning	✓	✓	✓	✓	✓	✓	✓
Supply chain & procurement	✓	✓		✓		✓	✓
Sustainability governance		✓	✓	✓			✓
BOARD INDEPENDENCE AND DEMOGRAPHICS
Independent	N	N	Y	N	Y	Y	Y
Age	65	63	71	48	74	77	50
Gender	M	M	F	M	M	M	F
Race	White	White	White	White	White	White	Black

Board Diversity

The table below provides certain highlights of the composition of our Nominees. Each of the categories listed in the below table has the meaning as it is used in NASDAQ Rule 5605(f).

BOARD DIVERSITY MATRIX AS OF AUGUST 22, 2023
Total Number of Directors	7
				Did Not Disclose Gender
	Female	Male	Non-Binary
Part I: Gender Identity
Directors	2	5
Part II: Demographic Background
African American or Black	1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Stockholder Communications

Stockholders may send communications to the Board by directing them to the Secretary in the manner described above under “General Matters.” The Secretary will forward to all members of the Board any such communications he receives which, in his reasonable judgment, he deems to be not spurious and to be sent in good faith.

Strategy Oversight

The Board is responsible for oversight of strategic planning of the Company. The Board plays an integral role in development of Company strategy and coordination with management of the execution of that strategy. The Board also identifies and oversees the management of the Company’s long-term goals.

Risk Oversight

The Board takes its oversight role in the Company’s risk management very seriously. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight.

The Company’s Executive Committee is primarily responsible for managing the day-to-day risks of the Company’s business and is best equipped to assess and manage those risks. The Audit Committee also plays a prominent role in assessing and addressing risks faced by the Company with respect to financial and accounting controls, internal audit functions, pending or threatened legal matters, insurance coverage and the Company’s “whistleblower” hotline policy, among other matters. The Board and the Audit Committee receive reports on the Company’s exposure to risk and its risk management practices from members of the Executive Committee as well as other members of the Company’s management and legal counsel, including reports on the Company’s information technology standards and safeguards, financial and accounting controls and security measures, environmental compliance, bio-security and animal health, food safety, human resources, litigation and other legal matters, grain purchasing strategies, and customer concentration and product mix, among other things. The Board regularly receives updates about and reassesses the management of these risks throughout the year. In addition, the Board and the Audit Committee review the Company’s risk disclosures in its draft periodic reports before they are filed and have the opportunity to question management and outside advisers about the risks presented. In addition, the Compensation Committee assesses whether the Company’s incentive compensation arrangements encourage unnecessary or excessive risk-taking and evaluate compensation policies and practices that could mitigate any such risk.

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure on a day-to-day basis, and the Board and its committees providing oversight in connection with those efforts.

The Board’s oversight of risks affecting the Company has not specifically affected the Board’s leadership structure. The Board believes that its current leadership structure is conducive to and appropriate for its risk oversight function. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make any change it deems appropriate.

Environmental, Social and Governance

Our Board oversees our sustainability efforts, including the Company’s efforts to address environmental, social and governance topics that we believe are of interest to our stakeholders. You can read more about our environmental, social and governance efforts and standards in our most recent Sustainability Report, available on the “Investors – Sustainability Reports” page of our website at www.calmainefoods.com.  Information contained on our website is not a part of this proxy statement.

Stock Ownership Guidelines

The Board adopted stock ownership guidelines applicable to the Company’s non-employee directors during fiscal year 2016. Under the guidelines, each non-employee director is encouraged to maintain ownership of company stock valued at two times his or her annual retainer, which is currently $45,000. Under the stock ownership guidelines, new directors are expected to comply with the stock ownership target within five years of appointment. All of our non-employee directors are currently in compliance with the guidelines.

Board Independence and Impact of “Controlled Company” Status

The NASDAQ stock market qualitative listing standards require that a majority of a listed company’s directors be independent and that a compensation committee and nominating committee of the Board composed solely of independent directors be established. These standards are not applicable to any company where more than 50% of the voting power is held by one individual or group. The family of Mr. Adams, our late founder, consisting of Mr. Baker and Mr. Baker’s spouse and her three sisters (who are Mr. Adams’ four daughters) beneficially own, directly or indirectly, in the aggregate capital stock of the Company entitling them to 53.8% of the total voting power of the Company. Accordingly, the Company is a “controlled company” and thus exempt from those NASDAQ listing standards. As executive officers of the Company, Messrs. Baker, Bowman and Miller do not qualify as independent pursuant to the NASDAQ listing standards, if elected. Additionally, Mr. Baker serves as chair of the Nominating Committee. Our Board determined that, under the NASDAQ listing standards, the following director nominees are independent: Ms. Hughes, Mr. Poole, Mr. Sanders and Ms. Young.

Notwithstanding the Company’s status as a controlled company and although not required, a majority of the directors on our Board are independent in accordance with the NASDAQ listing standards applicable to non-controlled companies and the governance policies of certain institutional investors and advisory groups, and our Compensation Committee includes only independent directors.

The Company is, however, subject to the NASDAQ listing standards requiring that the Audit Committee (i) be composed solely of independent directors; (ii) be directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, which must report directly to the audit committee; (iii) establish procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls and auditing matters, and for employees’ confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters; (iv) have the authority to engage independent counsel and other advisors when the committee determines such outside advice is necessary; and (v) be adequately funded by the Company. Our Audit Committee is in compliance with these standards. In addition, our Board has determined that all of the members of the Audit Committee satisfy the enhanced criteria applicable to audit committee members and that each of Ms. Hughes and Messrs. Poole and Sanders qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Executive Sessions

The Company is also subject to NASDAQ listing standards that require the independent directors of the Board to have regularly scheduled meetings at which only independent directors are present. Such meetings were held following each regular meeting of the Board during fiscal year 2023.

Code of Ethics and Business Conduct

NASDAQ qualitative listing standards require companies to adopt a code of business conduct and ethics applicable to all directors, officers and employees that is in compliance with certain provisions of the Sarbanes-Oxley Act of 2002. The Board of Directors adopted such a code in 2011 and recently updated it in 2023. Our Code of Ethics and Business Conduct is posted on the “Investors—Corporate Governance” page of our website at www.calmainefoods.com.

Board Leadership Structure

Mr. Baker, who previously served also as our Chief Executive Officer, serves as Chairman of the Board. On September 30, 2022, Mr. Miller was named our Chief Executive Officer. The Company has not named a lead independent director. The Board recognizes that the leadership structure and the decision to combine or separate the roles of the Chief Executive Officer and Chairman of the Board are prompted by the Company’s needs at any point in time. The Company’s leadership structure has varied over time and has included combining and separating these roles. As a result, the Board has not established a firm policy requiring combination or separation of these leadership roles and the Company’s governing documents do not mandate a particular structure. This provides the Board with flexibility to establish the most appropriate structure for the Company at any given time. However, the Board has determined that the Company benefits from Mr. Miller serving as Chief Executive Officer while Mr. Baker continues to serve as Chairman of the Board. Mr. Miller has a great understanding of the Company through his operational experience and the Board recognized the value in his expertise and strategic vision as a value to the Company. Mr. Baker’s service as Chairman of the Board aids the Board’s decision-making process because he has firsthand knowledge of the Company’s operations and the major issues facing the Company, and he chairs the Board meetings where the Board discusses strategic and business issues.

The Board also considers the above structure appropriate due to the Company’s status as a “controlled company.” Further, due to the relatively small size of the Board and the fact that a majority of the members of the Board are independent directors, the Board has not felt it necessary to designate a lead independent director.

Related-Party Transactions

We are the largest producer and distributor of shell eggs in the United States. We spend hundreds of millions of dollars for third-party goods and services annually, with the authority to purchase such goods and services dispersed among many different officers and managers across the United States. Consequently, there may be transactions and business arrangements with businesses and other organizations in which one of our directors or nominees, executive officers, or their immediate families, or a greater than 5% owner of either class of our capital stock, may also be a director, executive officer, or investor, or have some other direct or indirect material interest. We may refer to these relationships generally as related-party transactions.

Related-party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. The Company’s Code of Ethics and Business Conduct prohibits directors, officers and employees of the Company from engaging in transactions which may create or appear to create a conflict of interest without disclosing all relevant facts and circumstances to, and obtaining the prior written approval of, the Company’s Chief Executive Officer and General Counsel. The General Counsel reports at least annually to the Audit Committee concerning any such disclosures. The NASDAQ listing standards require that related-party transactions be reviewed for potential conflicts of interest on an ongoing basis by the Company’s Audit Committee or another independent committee of the Board of Directors. The Audit Committee usually reviews and approves such transactions. While the Audit Committee has no specific written policy and procedures for review and approval of related-party transactions, in the past if a related-party transaction involved a director, executive officer, or their immediate family members, in evaluating such transaction the Audit Committee has considered, among other factors:

•	the goods or services provided by or to the related party,

•	the nature of the transaction and the costs to be incurred by the Company or payments to the Company,

•	the benefits associated with the proposed transaction and whether alternative goods or services are available from unrelated parties,

•	the advantages the Company would gain by engaging in the transaction,

•	whether the terms of the transaction are fair to the Company and arms-length in nature,

•	the materiality of the transaction to the Company and to the related party, and

•	management’s determination that the transaction is in the best interests of the Company.

No reportable related-party transactions have taken place since the beginning of fiscal year 2023, and none are currently proposed.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our named executive officers. Our named executive officers for fiscal year 2023 are listed below:

•	Adolphus B. Baker, Chairman of the Board;

•	Sherman L. Miller, President and Chief Executive Officer;

•	Max P. Bowman, Vice President – Chief Financial Officer, Treasurer, and Secretary;

•	Robert L. Holladay, Jr., Vice President – General Counsel;

•	Charles J. Hardin, Senior Vice President – Sales; and

•	Michael T. Walters, Vice President – Operations and Chief Operating Officer.

Management Transition

Consistent with the Board’s succession planning process, on September 30, 2022, Adolphus B. Baker stepped down as the Company’s Chief Executive Officer and Sherman L. Miller was named Chief Executive. Mr. Baker continues to serve as the Company’s Chairman of the Board and as an executive officer of the Company. In addition, on March 27, 2023, Michael T. Walters was appointed Chief Operating Officer of the Company.

Compensation Philosophy and Process

We believe we are one of only two publicly held companies in the United States whose primary business is the commercial production, processing and sale of shell eggs. Accordingly, there is little public information available regarding the compensation paid by our competitors. It is our intent to compensate our employees at a level that will appropriately reward them for their performance, minimize the number of employees leaving our employment because of inadequate compensation, and enable us to attract sufficient talent as our business expands.

As stock representing more than 50% of the voting power for the election of directors is owned, directly or indirectly, by the family of Mr. Adams, our late founder, we are a controlled company as defined in Rule 5615(c)(1) of the NASDAQ listing rules. Although not required, our Compensation Committee is composed solely of independent directors. We divide our executive officers into two categories for compensation purposes. The first are members of the Executive Committee of our Board of Directors, which during fiscal year 2023 was composed of Messrs. Baker, Bowman, and Miller, and also includes our General Counsel, Mr. Holladay. The compensation of the members of the Executive Committee and Mr. Holladay is approved by the Compensation Committee, after recommendation by the Executive Committee. The compensation for other executive officers is determined by the Executive Committee based on the overall compensation goals and guidance established by the Compensation Committee. Finally, equity awards for all executive officers are approved by the LTIP Committee, which is composed entirely of independent directors.

Compensation Practices and Risks

We do not believe any risks arise from the Company’s compensation policies and practices that are likely to have a material adverse effect on the Company.

Elements of Compensation

During fiscal 2023, our executive compensation program had the following primary components: base salary, an annual cash bonus and equity compensation in the form of restricted share awards (“RSAs”). Our named executive officers received certain perquisites and certain of our named executive officers participate in our deferred compensation plan. The tables that follow give details as to the compensation of each of our named executive officers for fiscal year 2023.

Base Salary

We believe that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Base salary adjustments, if any, are approved in December of each year and become effective January 1st of the following calendar year. After consideration of the review of peer company compensation prepared in 2022 by Mercer (US) Inc. (“Mercer”), a compensation consulting firm engaged by our Compensation Committee, which review indicated that the base salaries of our executive officers lagged behind the 25th percentile of our peer group, the Compensation Committee approved base salary increases effective January 1, 2023 for the members of the Executive Committee as follows: Mr. Baker – no increase, Mr. Miller and Mr. Bowman – 3% and Mr. Holladay –6%. Based on the same analysis, the Executive Committee approved a 3% base salary increase for Mr. Hardin also effective January 1, 2023. In addition, in connection with his appointment as Chief Executive Officer in September 2022, Mr. Miller received a $50,000 base salary increase. In connection with his promotion to Chief Operations Officer in March 2023, the Executive Committee increased Mr. Walters’ base salary to $229,341. Additionally, the Compensation Committee approved a special 3% wage increase for all Company employees, including the named executive officers, in July 2022, to express appreciation for everyone’s loyalty, hard work and dedication, and to assist employees with the increased costs of necessities caused by inflation. We believe following these increases, the base salaries of our named executive officers remained below the 25th percentile of our peer group based on Mercer’s most recent peer company compensation review. See “Benchmarking of Compensation” below for information regarding recent updates to the Mercer report.

Annual Cash Bonus

Executive Committee Members and General Counsel Bonus Programs

For members of our Executive Committee and Mr. Holladay, the annual bonus program is a variable, at-risk component of compensation designed to reward these officers for maximizing annual Company performance. The Executive Committee recommends bonuses for its members and Mr. Holladay, and the Compensation Committee reviews these recommendations and makes the final determination as to bonus awards. Although these bonus awards are not based on objective metrics or goals, our Company’s profitability has historically been the most significant item in determining bonus amounts for the Executive Committee members and Mr. Holladay. Mr. Hardin and Mr. Walters participate in the general bonus program applicable to our other officers and employees. For 2023, the Compensation Committee considered the Company’s significant increase in profitability for 2023 compared to 2022 (an increase of $859.4 million in gross profit) and each individual’s workload and job performance in determining bonuses for the Executive Committee and Mr. Holladay for 2023. As reflected in the Summary Compensation Table on page 28, for all of our named executive officers other than Mr. Baker, annual cash bonuses for 2023 were higher than the 2022 bonus awards as a result of our record earnings and profitability. For Mr. Baker, his annual bonus reflects the realignment of responsibilities.

General Bonus Program

Participants in our general bonus program are eligible to earn a bonus equal to 50% of the sum of the officer’s base salary plus such officer’s prior year’s bonus. This program is designed to reward both Company and individual performance during the year.

Of the potential bonus that could be earned by Mr. Hardin and Mr. Walters under this program, approximately 50% is based on our profitability. If we earn a minimum profit, on a pre-tax basis, of five cents per dozen eggs produced, Mr. Hardin and Mr. Walters could earn the full portion of their bonus attributable to our profitability, subject to adjustment at the discretion of the Chief Executive Officer. If our profit is less than five cents per dozen eggs produced, Mr. Hardin’s and Mr. Walter’s bonus would be reduced by a corresponding percentage, again subject to adjustment at the discretion of our Chief Executive Officer. The remaining approximate 50% is based on their individual performance as evaluated by our Chief Executive Officer in his discretion. For 2023, Mr. Baker and Mr. Miller’s joint evaluation included their personal assessment of the overall efficiency, effectiveness, cooperativeness, enthusiasm, judgment and attitude that Mr. Hardin and Mr. Walters bring to the performance of their duties. Our Chief Executive Officer has the authority to adjust general bonuses under this program for our officers as deemed appropriate for competitive reasons or extraordinary circumstances or conditions.

Equity Compensation

The Company believes it is essential to provide our named executive officers with a long-term equity component of compensation in order to better align their interests with those of the Company’s stockholders.

Our named executive officers participate in our Amended and Restated 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan”). The 2012 Plan is administered by the LTIP Committee. On December 13, 2022, the LTIP Committee authorized grants of RSAs to a broad base of employees of the Company, including the named executive officers, which grants were effective January 13, 2023. The RSAs vest fully on the third anniversary of the date of grant, January 13, 2026. The Compensation Committee and LTIP Committee’s use of RSAs, the level of RSAs awarded to each named executive officer, and the vesting structure of such RSAs were based in large part on the Committees’ review and evaluation of Mercer’s 2022 report, comparisons to the Company’s peer group, and the Company’s overall compensation strategy and objectives. See the “Benchmarking of Compensation” and “Compensation Consultants” sections below.

While the LTIP Committee has not developed formal policies concerning the timing of grants and other matters, its practice has been to authorize grants of restricted shares annually in mid-December, with the grants being effective the following January.

Deferred Compensation Arrangements

The Company maintains an unfunded and unsecured nonqualified deferred compensation plan, which was amended and restated effective December 1, 2021 (the “DC Plan”), in which all of our officers and certain other key members of management are eligible to participate, if selected by the Compensation Committee. As amended, the DC Plan allows each eligible participant to voluntarily defer a portion of his or her base salary and all or part of his or her annual bonus and provides for discretionary long-term incentive contributions that may be approved by the Compensation Committee. Under the DC Plan, each participant’s account under the DC Plan is credited or debited with investment gains or losses equal to certain hypothetical investments offered by the plan administrator and selected by the participant. Currently, all of our named executive officers participate in the DC Plan. For fiscal year 2023, the Company contribution for Messrs. Miller, Bowman, Hardin, Holladay and Walters was approximately 18% of each officer’s base salary. Mr. Baker did not receive a contribution for fiscal 2023 due to a change in his benefits in connection with stepping down as Chief Executive Officer. Each participant is fully vested at all times in the participant’s elective deferrals. Unless otherwise determined by the plan administrator, Company contributions to each participant’s account become one hundred percent (100%) vested on December 31st of the fifth (5th) plan year following the year such contribution is credited to the plan, unless accelerated upon attainment of age sixty (60) or a change of control of the Company. Upon retirement or separation from service, participants may elect to receive their distribution in a lump sum or in installments according to the election of the participant. The Compensation Committee determines which contributions, if any, will be made during December of each year. The contributions made for our named executive officers under the Deferred Compensation Plan are reflected in the “Nonqualified Deferred Compensation” table in the “Compensation Tables” section below.

Effective March 1, 2023, the Company adopted a non-qualified supplemental executive retirement plan (“SERP”) and a split dollar life insurance plan (“Split Dollar Plan”) designed to provide deferred compensation and a pre-retirement death benefit for a select group of management or highly compensated employees of the Company. Currently, Messrs. Miller, Bowman, and Holladay participate in these plans. Provided the vesting conditions are met, participants in the SERP are eligible to receive an aggregate retirement benefit of $500,000, which is paid in annual installments of $50,000 for 10 years. A participant becomes vested in the retirement benefit over five years of plan participation at 20% per year. If a participant becomes disabled, attains the retirement age of 65, or the Company experiences a change in control, vesting will be accelerated to 100%. If a participant dies while employed, he or she will not receive any benefits under the SERP, but their beneficiaries will instead be entitled to the life insurance benefit provided under the Split Dollar Plan, which is $500,000.

Employee Benefits and Perquisites

While we do not maintain a pension plan, we do maintain the Cal-Maine Foods, Inc. KSOP (“KSOP”), which is a combination 401(k) and employee stock ownership plan. We currently contribute an amount not less than 3% of each participant’s base salary and bonus to the KSOP each year, subject to statutory limitations. All full-time employees 21 years of age or older with at least one year of service, including our named executive officers, are members of the KSOP. We also sponsor an elective 401(k) component within the KSOP, but we make no contributions directly to the 401(k) component on behalf of the participants. Each of our named executive officers participates in an enhanced health plan pursuant to which we reimburse the participating officer for eligible health expense not covered by our primary health plan, up to $10,000 per calendar year. In addition, we have a plan under which officers who meet minimum tenure qualifications will be provided health coverage after their retirement. The coverage we provide is secondary to their Medicare coverage.

Each named executive officer, other than Mr. Holladay, is provided one automobile for which we pay the operating and maintenance costs. Mr. Holladay receives an auto allowance. We also pay club dues on behalf of certain of our named executive officers as determined by the Board of Directors and provide a housing allowance to Mr. Miller.

Certain officers are provided individual life insurance policies, the premiums of which are paid by the Company. Historically, the Executive Committee has made the determination of which officers would be provided such benefit on a case-by-case basis. In addition, Mr. Baker and the Company are parties to a split-dollar life insurance arrangement. See the “All Other Compensation” column of the Summary Compensation Table in the “Compensation Tables” section below for more detail on these benefits.

General Matters Regarding Executive Compensation

Employment Agreements and Severance and Change in Control Arrangements

None of our named executive officers has an employment agreement with the Company. In addition, no named executive officer is entitled to receive any severance or change in control payments; however, existing grants of RSAs do vest on death, disability or change in control, and the LTIP Committee in its sole discretion may determine that such grants will vest partially or in full upon retirement. In addition, benefits under the SERP will vest upon disability or a change in control. See the “Potential Payments Upon Termination or Change in Control” section below.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines applicable to the Company’s executive officers. Under the guidelines, the chief executive officer is required to maintain ownership of company stock valued at five times his or her base salary, the chief financial officer is required to maintain ownership of company stock valued at three times his or her base salary and each other executive officer is required to maintain ownership of company stock valued at two times his or her base salary. Executive officers are expected to comply with the stock ownership targets within five years of the date of their appointment. As of the record date, all current executive officers, other than Mr. Bowman who joined the Company in June 2018 and became an executive officer in October 2018, and Mr. Miller whose target increased in connection with his appointment to Chief Executive Officer on September 30, 2022, exceed their target ownership levels.

Anti-Hedging Policy

Our insider trading policy prohibits “insiders” from entering into any hedging arrangements with respect to our securities. Specifically, the policy defines “insiders” as the officers of the Company, all members of the Company’s board of directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries, who receive or have access to “material nonpublic Information,” as well as their families and members of their households, and contains the following prohibition:

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, Insiders are prohibited from engaging in any such transactions.

Compensation Advisors

Benchmarking of Compensation

Since fiscal year 2013, the Compensation Committee has engaged the consulting firm of Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to periodically provide compensation analysis and consulting services regarding executive and director compensation. Part of this engagement involves benchmarking the Company’s executive pay against a peer group and published compensation surveys. Mercer most recently provided the Compensation Committee with an executive compensation analysis in July 2022, which includes a benchmarking analysis using an updated peer group (the “2022 peer group”). The 2022 peer group consists of 17 companies, all of which were publicly traded at the time of the report. The peer group was selected based on research by Mercer and input from management and consisted of the following companies primarily based on size as measured by revenues (with the Company falling in the 46th). As compared to the prior peer group, the 2022 peer group, listed below, contains eight new companies. In addition, six companies were removed from the prior peer group based on a variety of factors, including company delisting, trading liquidity, size, industry exposure and incompatibility of compensation program structure.

2022 Peer Group

B&G Foods, Inc.	John. B. Sanfilippo & Sons, Inc.	Sovos Brands, Inc.
The Boston Beer Company, Inc.	Lamb Weston Holdings, Inc.	Sunopta Inc.
Darling Ingredients, Inc.	Lancaster Colony Corporation	Treehouse Foods, Inc.
Flowers Foods, Inc.	Primo Water Corporation	Utz Brands, Inc.
The Hain Celestial Group, Inc.	Seneca Foods Corporation	Vital Farms, Inc.
J&J Snack Foods Corp.	The Simply Good Foods Company

Compensation Consultants

In addition to the services described above, the Chairman of the Compensation Committee periodically engages Mercer to review annual and long-term incentive plan designs for competitiveness and alignment with peer companies, and to update management and the Board on executive compensation trends, including director compensation. This review was most recently completed in fiscal 2023. The Compensation Committee periodically assesses the independence of Mercer and whether any of its work presents a conflict of interest.

Mercer reported to Mr. Poole, who is an independent director and Chairman of the Compensation Committee, and consulted with Mr. Baker, Chairman of the Board and Mr. Bowman, a Vice President and Chief Financial Officer of the Company, in connection with the Executive Committee’s determinations and recommendations regarding other officers’ compensation.

The Compensation Committee has assessed the independence of Mercer pursuant to applicable SEC and NASDAQ rules and concluded that the engagement did not raise any conflicts of interest.

Compensation Committee Report

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis with management of the Company, and, based on those review and discussions, the Compensation Committee has recommended to the Board of Directors that the above Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A for the 2023 Annual Meeting of Stockholders.

James E. Poole, Chairman

Letitia C. Hughes

Steve W. Sanders

Camille S. Young

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2023 were Mr. Poole, Ms. Hughes, Mr. Sanders and Ms. Young. None of Ms. Hughes, Mr. Poole, Mr. Sanders and Ms. Young was formerly an officer of the Company.

During fiscal year 2023, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Adolphus B. Baker,	2023	487,058	326,095	102,682	-0-	69,393	985,228
Chairman	2022	467,207	380,336	305,719	-0-	139,550	1,292,812
	2021	454,518	285,671	296,134	-0-	138,078	1,174,401
Sherman L. Miller,	2023	370,826	487,122	154,401	10,889	126,189	1,149,427
President/CEO	2022	310,577	253,203	102,290	-0-	15,237	681,307
	2021	288,522	181,406	98,774	-0-	22,652	591,354
Max P. Bowman,	2023	306,345	408,561	121,941	41,750	97,740	976,337
VP/CFO/ Treasurer/	2022	289,231	231,782	102,290	-0-	92,572	715,875
Secretary	2021	276,296	168,563	98,774	-0-	82,862	626,495
Robert L. Holladay, Jr.,	2023	268,141	360,000	105,441	10,411	81,922	825,915
VP/General	2022	249,436	201,591	102,290	-0-	18,572	571,889
Counsel	2021	236,406	148,181	98,774	-0-	22,618	505,979
Charles J. Hardin, Sr.	2023	253,755	346,970	61,458	-0-	66,167	728,350
VP/Sales	2022	245,122	198,132	61,201	-0-	60,204	564,660
	2021	238,043	146,952	59,189	-0-	57,517	501,701
Michael T. Walters,	2023	189,938	278,942	61,458	-0-	65,734	596,072
VP/COO(5)

(1) Salary for fiscal years 2021, 2022 and 2023 include 26 pay periods.

(2) The amount listed represents the aggregate grant date fair value of time-vested restricted share awards (“RSAs”) computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation – Stock Compensation (“FASB ASC Topic 718”).

(3)   Amounts in this column for Messrs. Miller, Bowman and Holladay reflect the aggregate change in present value of the SERP benefit, which was implemented effective March 1, 2023.

(4) The detail on amounts in this column is set forth in the “2023 All Other Compensation” table below.

(5) Mr. Walters has been employed by the Company since 1997, and was appointed as the Chief Operating Officer on March 24, 2023.

2023 ALL OTHER COMPENSATION TABLE(1)

Name	Auto ($)	Deferred Compensation Contributions ($)	Club Dues ($)	Payment or Imputed Income Based on Cost of Life Insurance Coverage ($)(2)	Medical Reimbursement ($)(3)	KSOP Contribution ($)(4)	Housing Allowance ($)	Total ($)
Adolphus B. Baker	6,370	-0-	8,407	34,001	11,284	9,331	-0-	69,393
Sherman L. Miller	11,800	69,255	577	608	12,419	10,055	21,475	126,189
Max P. Bowman	13,000	54,693	12,525	3,220	4,923	9,378	-0-	97,739
Robert L. Holladay, Jr.	11,236	47,277	3,808	1,500	8,655	9,447	-0-	81,923
Charles J. Hardin	720	46,222	-0-	-0-	3,883	9,343	-0-	60,168
Michael T. Walters	6,450	33,399	-0-	1,745	9,630	9,510	-0-	60,734

(1)    See “Compensation Discussion and Analysis” for more information on these elements of executive compensation.

(2) For named executive officers other than Mr. Baker, the amount listed represents premiums paid on life insurance policies provided for such officer. Of Mr. Baker’s total amount listed, $23,041 represents premiums paid on non-split-dollar life insurance policies and $10,960 represents income imputed to Mr. Baker related to the split-dollar life insurance arrangements discussed in “Compensation Discussion and Analysis—Elements of Compensation—Employee Benefits and Perquisites” above.

(3)   As required by SEC rules, the amount reflected in this table reflects fiscal year reimbursements.

(4)  As required by SEC rules, the amount reflected in this table reflects fiscal year reimbursements.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Adolphus B. Baker	01/13/23	12/13/22	1,898	102,682
Sherman L. Miller	01/13/23	12/13/22	2,854	154,401
Max P. Bowman	01/13/23	12/13/22	2,254	121,941
Robert L. Holladay, Jr.	01/13/23	12/13/22	1,949	105,441
Charles J. Hardin	01/13/23	12/13/22	1,136	61,458
Michael T. Walters	01/13/23	12/13/22	1,136	61,458

(1) Amounts shown in this column represent grants of RSAs made in fiscal year 2023, which vest fully on the third anniversary of the date of grant, generally conditioned upon the grantee remaining employed by the Company. Vesting of such RSAs is accelerated upon a change in control of the Company or upon the death or disability of the grantee. If the grantee’s employment is terminated due to retirement, the LTIP Committee may provide for full or partial vesting of such shares in its sole discretion.

(2) The grant date fair value of the RSAs set forth in this column is based on the closing price of Company common stock on the grant date, which was $54.10.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Adolphus B. Baker	1/12/2021	7,855	373,584
	1/14/2022	7,433	353,513
	1/13/2023	1,898	90,269
Sherman L. Miller	1/12/2021	2,620	124,607
	1/14/2022	2,487	118,282
	1/13/2023	2,854	135,736
Max P. Bowman	1/12/2021	2,620	124,607
	1/14/2022	2,487	118,282
	1/13/2023	2,254	107,200
Robert L. Holladay, Jr.	1/12/2021	2,620	124,607
	1/14/2022	2,487	118,282
	1/13/2023	1,949	92,694
Charles J. Hardin	1/12/2021	1,570	74,669
	1/14/2022	1,488	70,769
	1/13/2023	1,136	54,028
Michael T. Walters	1/12/2021	1,570	74,669
	1/14/2022	1,488	70,769
	1/13/2023	1,136	54,028

(1)  All of these RSA grants were made under the 2012 Plan and will vest fully on the third anniversary of the date of grant, conditioned upon the grantee remaining employed by the Company. Vesting of such RSAs is accelerated upon a change in control of the Company (as defined in the 2012 Plan) or upon the death or disability of the grantee. If the grantee’s employment is terminated due to retirement, the LTIP Committee may provide for full or partial vesting of such shares in its sole discretion.

(2) Market value is based on the closing price of Company common stock as of June 2, 2023, the last business day of the Company’s fiscal year 2023, which was $47.56.

STOCK VESTED

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized On Vesting ($)(2)
Adolphus B. Baker	7,740	418,734
Sherman L. Miller	2,580	139,578
Max P. Bowman	2,580	139,578
Robert L. Holladay, Jr.	2,580	139,578
Charles J. Hardin	1,545	83,585
Michael T. Walters	1,545	83,585

(1)  The number of shares acquired is reported on a gross basis. The Company withheld the necessary number of shares of common stock in order to satisfy withholding taxes due upon vesting of the RSAs, thus the named executive officers actually received a lower number of shares of the Company’s common stock than the numbers reported in this table.

(2) The value realized on vesting of RSAs is based on the closing sale price on the date of vesting of the RSAs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Adolphus B. Baker	-0-	-0-	81,448	-0-	1,683,415
Sherman L. Miller	-0-	69,255	1,526	-0-	70,781
Max P. Bowman	-0-	54,693	15,586	-0-	353,144
Robert L. Holladay, Jr.	-0-	47,277	1,041	-0-	48,318
Charles J. Hardin	3,462	46,222	66,549	-0-	1,379,442
Michael T. Walters	2,885	33,399	(2,123)	-0-	98,004

(1)  The entire amount reported in this column for each named executive officer is included within the amount reported as 2023 all other compensation in the Summary Compensation Table.

(2)  Beginning in fiscal 2022, contributions in the DC Plan are treated as if invested in one or more investment vehicles selected by the participant. The current deemed investments available under the DC Plan and the latest annual rate of return of each were as follows:

Fund Name	Annual Rate of Return
Equity Income (MSA/T Rowe Price)	7.67%
Fidelity VIP Mid Cap	10.74%
Focused Appreciation (MSA/Loomis Sayles Company)	32.65%
Global Real Estate Securities (Russell Invsts)	-7.37%
Govt Money Market MSA/BlackRock Advisors LLC)	3.79%
Index 500 Stock (MSA/BlackRock Advisors LLC)	14.21%
International Equity (MSA/Dodge and Cox)	18.00%
Long Term U.S. Government Bond (MSA/PIMCO)	-11.54%
Mid Cap Growth Stock (MSA/Wellington Management)	6.02%
Small Cap Value (MSA/T Rowe Price)	3.35%
US Small Cap Equity (Russell Invsts)	7.20%
Fixed Income Fund – Northwestern Mutual General	5.00%

(3) Amounts reported in this column for each named executive officer include amounts previously reported in the Company’s Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, contributions. This total reflects the cumulative value of each named executive officer’s contributions and investment experience.

For additional detail regarding these arrangements, see “Compensation Discussion and Analysis – Elements of Compensation – Deferred Compensation Arrangements.”

Pension Benefits

Effective March 1, 2023, the Company adopted a non-qualified supplemental executive retirement plan (“SERP”) designed to provide deferred compensation for a select group of highly compensated employees of the Company. Currently, Messrs. Miller, Bowman, and Holladay participate in the SERP. Provided the vesting conditions are met, participants in the SERP are eligible to receive an aggregate retirement benefit of $500,000, which is paid in annual installments of $50,000 for 10 years. A participant becomes vested in the retirement benefit over five years of plan participation at 20% per year. If a participant becomes disabled, attains the retirement age of 65, or the Company experiences a change in control, vesting will be accelerated to 100%. If a participant dies while employed, he or she will not receive any benefits under the SERP, but their beneficiaries will instead be entitled to the life insurance benefit provided under a split dollar life insurance plan.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Sherman L. Miller	SERP	0.26	10,889	-0-
Max P. Bowman	SERP	0.26	41,750	-0-
Robert L. Holladay, Jr.	SERP	0.26	10,411	-0-

(1)  These figures represent accumulated benefits as of June 3, 2023 based on several assumptions, including the assumption that the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65, with such accumulated benefits being discounted from the normal retirement age to June 3, 2023 using an effective discount rate of 4.22%.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the Compensation Discussion and Analysis, the Company has not entered into severance or change in control agreements with our named executive officers, although the DC Plan, the SERP and the RSAs provide for accelerated vesting in connection with certain terminations of employment and upon a change in control. Specifically, as amended effective December 1, 2021, our DC Plan provides that unvested Company contributions will also vest upon a change in control. Further, the SERP provides that if a participant becomes disabled, attains the retirement age of 65, or the Company experiences a change in control, the participant will vest in any unvested portion of his $500,000 SERP benefit. Finally, RSAs will vest upon certain terminations of employment and upon a change in control as described in the footnotes to the table below.

In addition, the following table does not quantify payments under plans that are generally available to all salaried employees, similarly situated to the named executive officers in age, years of service, date of hire, etc., and that do not discriminate in scope, terms or operation in favor of executive officers.

For the named executive officers, the value of the RSAs that would vest upon termination of employment due to death or disability, or a change in control of the Company as of the end of the Company’s fiscal year ended May 28, 2022, are outlined below, based on the Company’s closing stock price of $47.56 on June 2, 2023, the last business day of such fiscal year.

Name	Form of Compensation	Involuntary Termination By Company or Voluntary Termination by Employee(1) ($)	Retirement(2) ($)	Death (3)	Disability (3)	Change in Control(4)
Adolphus B. Baker	RSAs	-0-	817,366	817,366	817,366	817,366
Sherman L. Miller	RSAs SERP DC Plan	-0- -0- -0-	378,625 500,000 -0-	378,625 -0- -0-	378,625 500,000 -0-	378,625 500,000 70,781
Max P. Bowman	RSAs SERP	-0- -0-	350,089 500,000	350,089 -0-	350,089 500,000	350,089 500,000
Robert L. Holladay, Jr.	RSAs SERP DC Plan	-0- -0- -0-	335,583 500,000 -0-	335,583 -0- -0-	335,583 500,000 -0-	335,583 500,000 43,318
Charles J. Hardin	RSAs	-0-	199,467	199,467	199,467	199,467
Michael T. Walters	RSAs	-0-	199,467	199,467	199,467	199,467

(1)   Upon termination by the Company or the employee (other than termination due to a retirement, death or disability), the named executive officers’ RSA agreements provide for forfeiture of all unvested RSAs.

(2)   Upon retirement of a grantee, the LTIP Committee in its sole discretion may provide that RSAs will vest partially or in full as of the effective date of the grantee’s termination due to retirement. The amounts set forth in the column assume the LTIP Committee has exercised discretionary authority to fully vest all such RSAs.

(3)   Upon death or disability of a grantee, all RSAs will vest as of the date of such death or disability and all restrictions will lapse.

(4)   Upon the completion of a change in control of the Company, all RSAs will vest and all restrictions will lapse.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. Further information concerning the Company’s pay for performance philosophy and how the Company’s aligns executive compensation with the Company’s performance is described under “Compensation Discussion & Analysis” beginning on page 22.

On September 30, 2022, Adolphus B. Baker stepped down as the Company’s CEO and continues to serve as the Company’s Chairman of the Board and as an executive officer of the Company. On September 30, 2022, Sherman L. Miller was named the CEO. The following table sets forth information concerning the compensation of our CEOs and other NEOs for each of the fiscal years 2023, 2022 and 20221 and our financial performance for each such fiscal year:

							Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Table Total for CEO - Adolphus B. Baker ($)	Summary Compensation Table Total for CEO - Sherman L. Miller ($)(2)	Compensation Actually Paid to CEO - Adolphus B. Baker ($)(2)(3)	Compensation Actually Paid to CEO - Sherman L. Miller ($)(2)(3)	Average Summary Compensation Table Total for NEOs ($)	Average Compensation Actually Paid to NEOs ($)(2)(3)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	Net Income ($)	Net Income per Dozen Produced (5)
2023	985,228	1,149,427	958,998	1,126,150	781,668	767,626	120.39	140.40	756,732,000	$ 0.715
2022	1,292,812	—	1,594,506	—	634,433	739,489	108.43	133.27	132,441,000	$ 0.130
2021	1,174,401	—	948,658	—	556,382	493,914	78.41	124.39	2,060,000	$ 0.002

(1)	The CEO and NEOs included in the above compensation columns reflect the following:

Year	CEO	NEOs
2023	Adolphus B. Baker, Sherman L. Miller	Max P. Bowman, Michael T. Walters, Charles J. Hardin, Rob L. Holladay, Jr.
2022	Adolphus B. Baker	Sherman L. Miller, Max P. Bowman, Charles J. Hardin, Rob L. Holladay, Jr.
2021	Adolphus B. Baker	Sherman L. Miller, Max P. Bowman, Charles J. Hardin, Rob L. Holladay, Jr.

(2)	Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to closing price on applicable year-end dates or, in the case of vesting dates, the actual vesting price. For the portion of “Compensation Actually Paid” that is based on year-end stock prices, the following prices were used: for 2023 - $47.56; for 2022 - $48.16; for 2021 - $34.91.

(3)	2023 “Compensation Actually Paid” to the CEO and the average “Compensation Actually Paid” to the NEOs reflect the following adjustments from Total Compensation reported in the Summary Compensation Table:

	CEO - Dolph Baker ($)	CEO - Sherman Miller ($)	Average of NEOs ($)
Total Reported in 2023 Summary Compensation Table (SCT)	985,228	1,149,427	781,668
Less, Value of Stock & Option Awards Reported in SCT	(102,682)	(154,401)	(87,574)
Less, Change in Pension Value and Non-Qualified Deferred Compensation Earnings in SCT	—	(10,889)	(13,040)
Plus, Pension Service Cost and impact of Pension Plan Amendments	—	10,889	13,040
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	90,269	135,736	76,988
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	(9,173)	(3,064)	(2,449)
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	(4,664)	(1,548)	(1,006)
Total Adjustments	(26,230)	(23,277)	(14,042)
“Compensation Actually Paid” in Fiscal Year 2023	958,998	1,126,150	767,626

	CEO ($)	Average of NEOs ($)
Total Reported in 2022 Summary Compensation Table (SCT)	1,292,812	634,433
Less, Value of Stock & Option Awards Reported in SCT	(305,719)	(92,018)
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	357,973	107,746
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	206,634	61,993
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	42,806	27,335

Total Adjustments	301,694	105,056
“Compensation Actually Paid” in Fiscal Year 2022	1,594,506	739,489

	CEO ($)	Average of NEOs ($)
Total Reported in 2021 Summary Compensation Table (SCT)	1,174,401	556,382
Less, Value of Stock & Option Awards Reported in SCT	(296,134)	(88,878)
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	274,218	82,300
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	(141,102)	(42,308)
Plus, Change in Fair Value (from Prior Year-End) of Prior Year awards that Vested this year	(62,725)	(13,582)
Total Adjustments	(225,743)	(62,468)
“Compensation Actually Paid” in Fiscal Year 2021	948,658	493,914

(4)	Company and Peer Group Total Shareholder Return (“TSR”) reflects the Company’s peer group (S&P Comp 1500 Food Products Industry Index) as reflected in our Annual Report on the Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year 3. Each year reflects what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on June 1, 2020.

(5)	Net income per dozen produced is a non-GAAP financial measure which is calculated as net income divided by the dozens produced.

Financial Performance Measures

As described in greater detail in “Compensation Discussion & Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for our incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial and non-financial performance measures used by the Company to link compensation actually paid to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are as follows:

Net income per dozen produced	Dozens Sold and Produced
Food quality and safety	Production Cost per Dozen

Pay versus Performance Descriptive Disclosure

As described in greater detail in “Compensation Discussion & Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance table above. We believe food quality and safety is an important measurement that provides a foundation for reliable and continued financial performance. Because of the cyclical nature of the egg industry, net income does not weigh as highly as other measures year to year. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year.

We believe the table above shows the strong link between compensation actually paid to our executives and our company’s performance, consistent with our compensation philosophy and as described in our Compensation Discussion and Analysis beginning on page 22. Specifically,

•	Our CEO and other-NEO “compensation actually paid” has only increased when our Net Income and Net Income Per Dozen Produced increased; demonstrating a strong correlation between pay and performance.

•	Moreover, our Net Income and Net Income Per Dozen Produced increased in each of the past three years. We note that our CEO “compensation actually paid” appears lower in 2023 than in 2022, which is primarily the result of lower equity awarded during the transition of CEO in 2023.

•	Our cumulative TSR and the peer group TSR during the past three years have both increased each year, although our cumulative TSR has remained below the peer group each year. Likewise, the CEO and other-NEO “compensation actually paid” has only increased when our TSR increased.

PAY-RATIO DISCLOSURE

To determine the median employee compensation, we analyzed all of Cal-Maine Foods’ employees, excluding Cal- Maine Foods’ Chief Executive Officer, as of June 3, 2023. We annualized wages for employees that were not employed for the full year. We used year to date gross wages as the consistently applied compensation metric to determine the median employee. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our named executive officers in the Summary Compensation Table on page 28.

The 2023 annual total compensation of our median employee other than Mr. Miller was $45,107. For fiscal year 2023, the total compensation of our Chief Executive Officer, Mr. Miller, was $1,149,427 as reported in the “Total” column of the Summary Compensation Table on page 28. As permitted by SEC rules, the Company elected to annualize the compensation of Mr. Miller, who became Chief Executive Officer of the Company on September 30, 2022. As annualized, Mr. Miller’s total compensation used for purposes of this pay ratio disclosure is $1,174,894. Based on the foregoing, our estimate of the ratio of the average annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 26 to 1. Given the different methodologies that different public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

DIRECTOR COMPENSATION

For fiscal year 2023, the Company’s non-employee directors each received an annual fee of $45,000 as compensation for their services as a director. The fee is paid in quarterly installments following the end of each quarter and in advance of the next quarterly board meeting. During fiscal year 2023, Mses. Hughes and Young and Messrs. Poole and Sanders each received an additional fee for special committee work and committee meetings. In addition, each non-employee director receives an annual equity award with a target grant date value of approximately $100,000. On January 13, 2023, Mses. Hughes and Young and Messrs. Poole and Sanders, as independent directors, each received grants of 1,898 RSAs under the 2012 Plan. Such RSAs vest 100% on the third anniversary of the date of grant. Mercer also periodically reviews and benchmarks the Company’s director compensation program, and the most recent such review was completed in July 2022. See “Compensation Discussion & Analysis – Compensation Advisors” for more information regarding Mercer. Employee directors receive no additional compensation for their services as directors of the Company, and the compensation of Messrs. Baker, Bowman and Miller is reflected in the Summary Compensation Table above.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Letitia C. Hughes	51,000	102,682	153,682
James E. Poole	55,000	102,682	157,682
Steve W. Sanders	55,000	102,682	157,682
Camille S. Young	55,000	102,682	157,682

(1)	The aggregate grant date fair value of the RSAs set forth in this column is computed in accordance with FASB ASC Topic 718 and based on the closing price of the Company’s common stock as of the grant date, which was $54.10. At the end of fiscal year 2023, Ms. Young had 6,685 unvested RSAs and each other director listed in this table had 7,005 unvested RSAs.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended June 3, 2023, with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures.

The Audit Committee also worked with Frost, PLLC, the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with Frost, PLLC that firm’s independence from management and the Company and all matters required to be discussed pursuant to Public Company Accounting Oversight Board rules and has received the written disclosures and letter from Frost, PLLC required by Public Company Accounting Oversight Board rules and the SEC and considered the compatibility of non-audit services with Frost, PLLC’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2023, for filing with the SEC.

The Audit Committee is currently composed of four directors, all of whom are independent, as defined by SEC rules and in the NASDAQ listing standards. In addition, the Board of Directors has determined Ms. Hughes and Messrs. Poole and Sanders qualifies as an “audit committee financial expert,” as such term is defined in the SEC rules.

Letitia C. Hughes, Chairperson

James E. Poole

Steve W. Sanders

Camille S. Young

FEES AND RELATED DISCLOSURES FOR ACCOUNTING SERVICES

The following table discloses the aggregate fees billed by Frost, PLLC for professional services rendered during fiscal 2023 and 2022:

	2023		2022
Fee	Amount	Percent	Amount	Percent
Audit Fees	$281,491	93%	$289,203	91%
Audit-Related Fees	22,600	7%	27,976	9%
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—
Frost Total Fees	$304,091		$317,179

All audit and any material non-audit services provided by the Company’s independent registered public accounting firm require pre-approval by the Audit Committee or its designee. 100% of the services performed by Frost, PLLC for the fiscal years 2023 and 2022 were pre-approved by the Audit Committee.

Audit fees include fees associated with the annual audit of the Company’s financial statements and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q. Audit-related fees principally include employee benefit plan audits for plan fiscal years ended December 31, 2022 and December 31, 2021.

PROPOSAL NO. 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with Section 14A of the Exchange Act, our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement. Consistent with our stockholders’ preference, last indicated at our 2017 annual meeting of stockholders, we give our stockholders an opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers every three years.

This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the Company, the Board or the Compensation Committee. Nonetheless, the Board takes this vote and the opinions of our stockholders seriously and the Compensation Committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers. The vote on this resolution is intended to address the Company’s overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, that the stockholders of Cal-Maine Foods, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for our 2023 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in this proxy statement.

The Board of Directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the stockholders and motivating the executives to remain with the Company for long and productive careers.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 22 of this proxy statement as well as the 2023 Summary Compensation Table and related compensation tables and narrative, appearing on pages 28 through 32, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

Approval of this proposal requires the vote of a majority of the voting interest present in person or represented by proxy. For more information on the voting requirements, see “Voting Shares” above. Unless otherwise specified, proxies will be voted FOR the approval of the compensation of our named executive officers.

The Board unanimously recommends a vote “FOR” approval of the advisory vote on the compensation of our named executive officers.

PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a nonbinding, advisory basis, as to their preference on how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. We refer to this vote as the “say-on-frequency” vote. Accordingly, we are asking our stockholders to indicate, on a non-binding, advisory basis, whether they would prefer an advisory vote on the compensation of our named executive officers to occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

The say-on-frequency vote is required to be offered to our stockholders at least once every six years. Our last say-on-frequency vote occurred in 2017. At that year’s meeting, stockholders agreed with our board’s recommendation that advisory votes on executive compensation should occur every three years. Our Board once again recommends that the advisory vote on the compensation of our named executive officers continue to be held every three years, as we believe the cyclicality of the egg industry is such that a reasonable period to evaluate Company results is required in evaluating compensation practices.

Although the “say-on-frequency” vote is advisory and non-binding, our Board will carefully consider the outcome of the vote when making future decisions on the frequency of advisory votes on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board. Because this advisory vote has three possible substantive responses (every year, every two years, or every three years), we will consider stockholders to have “approved” the frequency selected by a plurality of the votes cast. The option that receives the most votes by stockholders will be considered the preferred frequency. For more information on the voting requirements, see “Voting Shares” above. Unless otherwise specified, proxies will be voted for EVERY THREE YEARS.

The Board unanimously recommends that stockholders vote to hold the advisory vote on the compensation of our named executive officers EVERY THREE YEARS.

PROPOSAL NO. 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected the firm of Frost, PLLC of Little Rock, Arkansas, to serve as the independent registered public accounting firm for the Company for fiscal year 2024, and the Board of Directors recommends a vote FOR ratification of such selection. There have been no controversies, disputes or differences of opinion with Frost, PLLC since the firm has been engaged by the Company.

Frost, PLLC has extensive experience in serving the poultry and egg industries, and, as a result, the Audit Committee felt they would be particularly well-suited to serve as independent registered public accounting firm for the Company. If the Company’s stockholders do not ratify the selection of Frost, PLLC, the Audit Committee will reconsider this selection.

Representatives of Frost, PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they may make a statement if they desire to do so.

Approval of this proposal requires the vote of a majority of the voting interest present in person or represented by proxy. For more information on the voting requirements, see “Voting Shares” above. Unless otherwise specified, proxies will be voted FOR the ratification of Frost, PLLC’s selection.

The Board unanimously recommends a vote “FOR” the ratification of the selection of Frost, PLLC as independent registered public accounting firm of the Company.

STOCKHOLDER PROPOSALS

Stockholder proposals for the 2024 Annual Meeting must comply with the requirements of the SEC and be received in writing by the Company no later than April 13, 2024, to be considered for inclusion in the Company’s proxy materials. Stockholder proposals should be addressed to Cal-Maine Foods, Inc., Post Office Box 2960, Jackson, Mississippi 39207, ATTN: Secretary. Stockholders wishing to present a proposal at the 2024 Annual Meeting without having the proposal included in the Company’s proxy materials must submit the proposal following the procedures described in Rule 14a-8 of the Exchange Act in writing to the Company’s Secretary, at the above address, by June 21, 2024. In order to prevent controversy about the date of receipt of a proposal, the Company strongly recommends that any stockholder wishing to present a proposal submit the proposal by certified mail, return receipt requested.

In addition to satisfying the requirements of our By-laws and applicable law, if a shareholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be delivered at the above address no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2024 annual meeting of shareholders, no later than August 7, 2024). If the date of the 2024 annual meeting of shareholders is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2024 annual meeting of shareholders and the 10th calendar day following the date on which public announcement of the date of the 2024 annual meeting of shareholders is first made.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the Annual Meeting. However, if any other matters are properly brought before the meeting, the proxies named in the enclosed proxy will vote in accordance with their best judgment on such matters.

INCORPORATION BY REFERENCE

The 2022 Annual Report on Form 10-K contains the audited consolidated balance sheets of the Company at June 3, 2023 and May 28, 2022, and related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for fiscal years ended June 3, 2023 and May 28, 2022. Such financial statements are incorporated herein by reference.

By order of the Board of Directors,

Max P. Bowman,
Secretary

Ridgeland, Mississippi

August 22, 2023

CAL-MAINE FOODS, INC.
1052 HIGHLAND COLONY PARKWAY, SUITE 200
RIDGELAND, MS 39157
MAX BOWMAN, SECRETARY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 5, 2023 for shares held directly and by 11:59 p.m. Eastern Time on October 2, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 5, 2023 for shares held directly and by 11:59 p.m. Eastern Time on October 2, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V21936-P97403-Z85796

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CAL-MAINE FOODS, INC.

The Board of Directors recommends a vote FOR all nominees, FOR proposals 2 and 4, and for every 3 YEARS on proposal 3.

	For All	Withhold All	For All Except
1. Election of Directors*	☐	☐	☐

Nominees:

01) Adolphus B. Baker
02) Max P. Bowman
03) Letitia C. Hughes
04) Sherman L. Miller
05) James E. Poole
06) Steve W. Sanders
07) Camille S. Young

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

	For	Against	Abstain
2. Advisory vote to approve our executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote regarding the frequency of future votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. Ratification of Frost, PLLC as the Company's independent registered public accounting firm for fiscal year 2024.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof. If a nominee for director is unable to serve or for good cause will not serve as director, the proxies may vote for any person for director in their discretion.

*Alternatively, to cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. **Please do not check box unless you want to exercise cumulative voting.** ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on October 6, 2023:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V21937-P97403-Z85796

2023 PROXY – CAL-MAINE FOODS, INC.

THIS PROXY IS BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS.

The undersigned hereby appoints Adolphus B. Baker and Max P. Bowman, or either of them, as proxies with the power to appoint their substitutes and hereby authorizes them to represent and vote, as designated below, all the shares of the Common Stock and/or Class A Common Stock of Cal-Maine Foods, Inc. (the "Company"), held of record by the undersigned on August 11, 2023, at the Annual Meeting of Stockholders of the Company, to be held on October 6, 2023, and at any adjournment thereof, with all powers the undersigned would possess if personally present.

When properly executed, this proxy will be voted in the manner directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED, FOR APPROVAL OF OUR EXECUTIVE COMPENSATION, FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS, AND FOR RATIFICATION OF THE APPOINTMENT OF FROST, PLLC AS THE COMPANY'S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2024. The undersigned hereby revokes any proxy heretofore given by the undersigned regarding voting at the Annual Meeting. This proxy may be revoked prior to exercise, in person or in writing.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box on the reverse side of this card then indicate the name(s) and the number of votes to be given to such nominee(s) below. Please do not check box unless you want to exercise cumulative voting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED POSTAGE-PAID ENVELOPE

CUMULATE ____

____

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be signed on reverse side

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CAL-MAINE FOODS, INC.
1052 HIGHLAND COLONY PARKWAY, SUITE 200
RIDGELAND, MS 39157
MAX BOWMAN, SECRETARY

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 5, 2023 for shares held directly and by 11:59 p.m. Eastern Time on October 2, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 5, 2023 for shares held directly and by 11:59 p.m. Eastern Time on October 2, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V21938-P97403-Z85796

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CAL-MAINE FOODS, INC.

The Board of Directors recommends a vote FOR all nominees, FOR proposals 2 and 4, and for every 3 YEARS on proposal 3.

	For All	Withhold All	For All Except
1. Election of Directors*	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Adolphus B. Baker
02) Max P. Bowman
03) Letitia C. Hughes
04) Sherman L. Miller
05) James E. Poole
06) Steve W. Sanders
07) Camille S. Young

	For	Against	Abstain
2. Advisory vote to approve our executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote regarding the frequency of future votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. Ratification of Frost, PLLC as the Company's independent registered public accounting firm for fiscal year 2024.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof. If a nominee for director is unable to serve or for good cause will not serve as director, the proxies may vote for any person for director in their discretion.

*Alternatively, to cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. **Please do not check box unless you want to exercise cumulative voting.** ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on October 6, 2023:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V21939-P97403-Z85796

Voting Instructions – CAL-MAINE FOODS, INC. KSOP VOTING INSTRUCTIONS

THESE VOTING INSTRUCTIONS ARE BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS.

The undersigned hereby directs the Trustee of the KSOP to vote the undersigned's shares of Common Stock of Cal-Maine Foods, Inc. in the undersigned's account in the Cal-Maine Foods, Inc. KSOP held by the undersigned on August 11, 2023, at the Annual Meeting of Stockholders of the Company, to be held on October 6, 2023, and at any adjournment thereof, with all powers the undersigned would possess if personally present.

When properly executed, this proxy will be voted in the manner directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED, FOR APPROVAL OF OUR EXECUTIVE COMPENSATION, FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS, AND FOR RATIFICATION OF THE APPOINTMENT OF FROST, PLLC AS THE COMPANY'S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2024. The undersigned hereby revokes any voting instructions heretofore given by the undersigned regarding voting at the Annual Meeting. These voting instructions may be revoked prior to exercise, in person or in writing.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box on the reverse side of this card then indicate the name(s) and the number of votes to be given to such nominee(s) below. Please do not check box unless you want to exercise cumulative voting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED POSTAGE-PAID ENVELOPE

CUMULATE ____

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(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be signed on reverse side